Exhibit 3.2

State of North Carolina

Department of the Secretary of State

ARTICLES OF MERGER

Pursuant to North Carolina General Statute Sections 55-11-05(a), 55A-11-09(d), 55A-11-04, 57D-9-42, 59-73.32(a) and 59-1072(a), as applicable, the undersigned entity does hereby submit the following Articles of Merger as the surviving business entity in a merger between two or more business entities.

1.	The name of the surviving entity is New Century Bancorp, Inc., a (check one) ☒ corporation, ☐ nonprofit corporation, ☐ professional corporation, ☐ limited liability company, ☐ limited partnership, ☐ partnership, ☐ limited liability partnership organized under the laws of the State of North Carolina (state or country).

2.	The address of the surviving entity is:

700 West Cumberland Street, Dunn, Harnett County, North Carolina 28334.

(a)	(Complete only if the surviving business entity is a foreign business entity that is not authorized to transact business or conduct affairs in North Carolina.) The mailing address of the surviving foreign business entity is:

Street Address______________________________________ City_____________________

State_______________________ Zip Code_____________ County____________________

The Surviving foreign business entity will file a statement of any subsequent change in its mailing address with the North Carolina Secretary of State.

3.	For each merging entity: (if more than one, complete on separate sheet and attach.)

The name of the merged entity is Select Bancorp, Inc., a (check one) ☒ corporation, ☐ nonprofit corporation, ☐ professional corporation, ☐ limited liability company, ☐ limited partnership, ☐ partnership, ☐ limited liability partnership organized under the laws of the State of North Carolina (state or country).

The mailing address of each merging entity is: (if more than one, complete on separate sheet and attach)

3600 Charles Blvd, Greenville, Pitt County, North Carolina, 27858.

4.	If the surviving business entity is a domestic business entity, the text of each amendment, if any, to the Articles of Incorporation, Articles of Organization, or Certificate of Limited Partnership within the Plan of Merger is attached.

See Exhibit A.

5.	A Plan of Merger has been duly approved in the manner required by law by each of the business entities participating in the merger.

6.	These articles will be effective upon filing unless a delayed date and/or time is specified:

These Articles of Merger will be effective at 6:01 p.m. on July 25, 2014.

This the 24th day of July, 2014.

NEW CENTURY BANCORP, INC.

By:	/s/ William L. Hedgepeth II
Name:	William L. Hedgepeth II
Title:	President and Chief Executive Officer

EXHIBIT A

TO

ARTICLES OF MERGER

OF

NEW CENTURY BANCORP, INC.

Article I of the Articles of Incorporation of the surviving business entity shall be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is Select Bancorp, Inc. (herein referred to as the “Corporation”).